Exhibit 5.1
Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

Direct Dial	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

    November 23, 2016

Seanergy Maritime Holdings Corp.
16 Grigoriou Lambraki Street
166 74 Glyfada
Athens, Greece

Re: Seanergy Maritime Holdings Corp.

Ladies and Gentlemen:
We have acted as counsel to Seanergy Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), in connection with (i) the preparation of the Company's registration statement on Form F-3 (File No. 333-205301), as amended, which became effective with the U.S. Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act") on August 14, 2015 (the "Registration Statement") and a prospectus included therein (the "Base Prospectus"), (ii) the preparation of a prospectus supplement to the base prospectus dated November 18, 2016 (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus") with respect to the Company's registered direct offering (the "Offering") of 1,305,000 shares of its common stock, par value $0.0001 per share (the "Shares"), and (iii) the Securities Purchase Agreement, dated November 18, 2016 (the "Purchase Agreement"), by and between the Company and the purchasers party thereto.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Purchase Agreement, (ii) the Registration Statement, (iii) the Base Prospectus, (iv) the Prospectus Supplement, and (v) such corporate documents and records of the Company and the Subsidiaries and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Shares have been duly authorized and validly issued and are fully paid for and non-assessable.
This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Company's Form 6-K being furnished to the Commission on the date hereof and incorporated by reference into the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

                       Very truly yours,

                       /s/ Seward & Kissel LLP